Exhibit 10.2

STP/SELECTED
CORPORATE

COPY

DATED 15 December 2008

(1) LLOYDS TSB COMMERCIAL FINANCE LIMITED

- and -

(2) PORTA SYSTEMS LTD

SUPPLIER FINANCE FACILITY AGREEMENT

THIS SUPPLIER FINANCE FACILITY AGREEMENT is made on 30 December 2008

BETWEEN

(1) **LLOYDS TSB COMMERCIAL FINANCE LIMITED** (Company Number 733011) whose registered office is at Boston House, The Little Green, Richmond, Surrey, TW9 1QE (**"We/Us"** or **"LTSBCF"**); and

(2) **PORTA SYSTEMS LTD** (Company Number 01596084), whose registered office is at South March, Long March Industrial Estate, Daventry, Northants, NN11 4PH (**"You"** or **"the Supplier"**)

1. INTRODUCTION

This Agreement sets out the terms on which LTSBCF will make the facility set out below available to You in connection with Your trade debts generated from sales to **British Telecommunications plc**. These are the only terms binding on both You and Us. They supersede all previous discussions, quotations, offer letters, proposals and representations in relation to this Facility.

2. PURCHASE AND DISCOUNTING OF CUSTOMER INVOICES

(a) From time to time after the Start Date:

(i) You may request (via the Website) that We Discount any Confirmed Invoice or Invoices identified by You, provided only that such request is given to Us not less than 5 Working Days before the Maturity Date(s) of the relevant Invoice(s). We may (but shall not be obliged to) agree (via a Discount Offer published on the Website) to Discount any such Invoice(s). If You wish to accept a Discount Offer in relation to any Invoice(s), such acceptance should be communicated only via the Website; or

(ii) You may make a general request to Us that We Discount all (but not some) of the Confirmed Invoices. Upon our acceptance of such request, We will Discount all Invoices (save for any Invoices which We may elect not to Discount from time to time) as soon as they become Confirmed Invoices on the terms set out in the relevant Discount Confirmation.

(b) You hereby agree that, following the Start Date, You will sell to Us each Confirmed Invoice arising on or after such time (whether or not Discounted), at the relevant Purchase Price. For the avoidance of doubt, neither such sale nor any provision of this Agreement shall alter Your obligation to the Buyer under the Contract of Sale to which each Confirmed Invoice relates.

(c) Our ownership of each Confirmed Invoice (whether or not Discounted) shall be complete immediately upon the payment by Us to You of the Purchase Price (without any further action on the part of either of You or Us).

(d) The Purchase Price of each Discounted Invoice shall be its Notified Value less:-

(i) the applicable Discount (calculated by reference to the Discount Rate) as stated in the relevant Discount Offer or (as the case may be) Discount Confirmation; and

(ii) any applicable Transaction Charges

and We shall pay such Purchase Price to You upon either Your acceptance of the Discount Offer or (as the case may be) our issuance of the Discount Confirmation in relation to such Invoice pursuant to Clause 2(a)(i).

(e) The Purchase Price of each Confirmed Invoice which You do not request us to Discount or (as the case may be) We elect not to Discount, is its Notified Value less any applicable Transaction Charges. We shall pay such Purchase Price to You on the Maturity Date of the relevant Confirmed Invoice.

(f) We will transfer the Purchase Price to such bank account belonging to You in the UK the details of which having been notified to Us by the Buyer prior to the date of this Agreement, or any other bank account belonging to You in the UK the details of which having been notified to Us by the Buyer after the date of this Agreement at any time.

(g) Unless We agree otherwise, We will pay the Purchase Price in Sterling and all transactions between us will be accounted for in Sterling.

3. COLLECTION OF INVOICES

(a) We may take whatever action We think is suitable to obtain payment of Confirmed Invoices from the Buyer.

(b) We do not have to bring or defend any proceedings, against or by the Buyer, even if You ask Us to do so.

(c) You must not attempt to collect payment for any Confirmed Invoices for Your own account.

(d) You must not agree to settle any Confirmed Invoices.

4. OUR FEES AND TRANSACTION CHARGES

(a) Funds will be transmitted to You via the BACS system and will not incur a charge (other than any made by Your own bank).

(b) VAT, if applicable, shall be added to the Discount and to any Transaction Charges and any other fees or charges made by Us in connection with the Facility.

5. INDEMNITY, SET OFF AND EXPENSES

(a) You will indemnify Us for all losses, costs, liabilities and expenses (including legal fees) incurred by Us directly or indirectly as a result of:

   (i) obtaining or enforcing a release of Confirmed Invoices, or a waiver of their rights, from any person with a Security Interest over such Invoices;

   (ii) accepting and/or acting upon information or instructions purporting to come from You even if that information or those instructions subsequently prove to have been incorrect or unauthorised by You (except to the extent that our officers have been negligent or fraudulent); and

   (iii) You breaching the DP Act.

(b) We may (but are not obliged) at any time without notice to You to:

(i) set off against our liability to You any liability You owe to Us; and/or

(ii) combine or consolidate all or any of Your accounts with Us

in either case whether arising under this Agreement or any other facility provided by Us. We may make a reasonable estimate of any amounts contingently or prospectively due from You to Us which cannot be calculated on the date We exercise set off. You may not exercise any right of set off or counterclaim against monies due from You to Us.

(c) You will be responsible for any stamp duty or other tax payable on any document transferring title (whether to You or Us) to Confirmed Invoices.

(d) You shall pay and, within three Business Days of demand, indemnify Us against any cost, loss or liability that we incur in relation to all stamp duty, registration and other similar taxes payable in respect of this Agreement.

(e) You shall indemnify and keep indemnified Us on demand from and against all losses, costs, liabilities, expenses and damages arising from any Confirmed Invoice being owned by a third party or the making of any claim by any third party to prior ownership of a Confirmed Invoice.

6. WARRANTIES

(a) On the date of this Agreement and each time We purchase a Confirmed Invoice or Invoices from You, You warrant that:

(i) except as disclosed to Us in writing before the Start Date, there are no Security Interests affecting the Confirmed Invoices and You have not sold such Invoices to any other person; and

(ii) You have told Us about every material fact or matter which You know, or ought to have known, might influence Us in deciding whether to enter into this Agreement.

(b) In relation to each Confirmed Invoice, You warrant, both on the date of the relevant purchase pursuant to Clause 2(c) and on each Working Day until such Invoice is paid, that:

(i) it is not subject to any prohibition against assignment of the Invoice;

(ii) the Invoice is a Domestic Invoice; and

(iii) there is no Security Interest, trust, tracing, prior ownership or other third party claim which may adversely affect our title to the Invoice.

7. UNDERTAKINGS

(a) You agree with Us that in relation to Confirmed Invoices You will keep to any procedure We set in relation to the day to day administration of this Agreement and send Us any documents We reasonably ask for;

(b) You will not, except where We have agreed in writing, create any Security Interest over Confirmed Invoices or Your rights under this Agreement nor factor nor discount Confirmed Invoices other than to Us.

8. TERMINATION EVENTS

(a) Each of the following is a Termination Event which shall give rise to LTSBCF's right to terminate this Agreement set out in Clause 9(c):

(i) You breach or threaten to breach any warranty, undertaking or other obligation given or undertaken by You in this Agreement;

(ii) You fail to pay any sum due from You to Us under this Agreement;

(iii) You become Insolvent, or any step is taken which could result in You becoming Insolvent;

(iv) You fail to pay any sum due under any other facility made available by Us to You or otherwise breach the terms of any such facility; or

(v) any person, who has waived or released its rights to Your Confirmed Invoices, withdraws or attempts to withdraw, such waiver or release or otherwise asserts any interest in Your Confirmed Invoices;

(b) Termination of this Agreement will not affect any of Your or our respective rights and obligations which arose under it prior to such termination and, in particular, but without limitation, our rights in respect of Invoices previously assigned to Us and our power of attorney relative to the same will survive such termination.

9. LENGTH OF THIS AGREEMENT

(a) This Agreement will begin on the Start Date.

(b) You or We may terminate this Agreement by serving at least 90 days' written notice to terminate on the other.

(c) At any time after the occurrence of a Termination Event, We may terminate this Agreement by notice with immediate effect.

10. COMMUNICATIONS BETWEEN US

(a) Unless We agree otherwise, all information relating to Confirmed Invoices and other information relating to the Facility shall be exchanged between us electronically through the Website and in such format as We may require.

(b) All statements relating to Confirmed Invoices will be posted by Us to You electronically through the Website. It is Your responsibility to access this information and other communications from Us by accessing the Website on a regular basis. Unless You notify Us within 5 Working Days of Us posting such data to the Website that any item is incorrect, then, that data will be binding upon You, unless We have made an obvious error.

(c) All information We provide to each other through the Website (unless corrupted as a result of technical failure) has the same status as if it had been in writing or other printed form and signed by the provider and neither of us will challenge the validity of such information solely because it was prepared, sent or received only in electronic form. Where this Agreement requires a consent, waiver or notice given by Us to be in writing such condition shall (unless it is notice to terminate) be satisfied if it is

transmitted through the Website. We may require You to provide hard copies of any information provided by You electronically.

(d) In any proceedings or claim, You will accept and be bound by a certificate signed by Us as to the amounts due and owing by either of us to the other, unless We have made an obvious error.

(e) We may accept and rely upon any signature, communication or information ostensibly sent by You even though You may not actually have given or sent it or the sender or provider had no authority to send or provide it. This applies whether the communication is written, oral or through the Website.

11. VARIATIONS

(a) Variations to the terms of this Agreement (save as provided in Clause 11(c)) can be made by Us either by posting a copy of the varied terms on the Website or by sending a hard copy of the varied terms to You by post. Any variation shall take effect as at the close of business on the day it is posted on the Website (or close of business on the next Working Day if such day is not a Working Day) or when a hard copy is deemed received if the same is posted to You. You are responsible for checking the Website on a regular and frequent basis to update yourself as to any such variation to this Agreement.

(b) If You do not wish to utilise the Facility with any such varied terms, You should immediately cease to use the Facility. You confirm that Your acceptance of any payment of the Purchase Price of any Discounted Invoice after the date that the varied terms take effect, shall constitute acceptance of the varied terms..

(c) Any Purchase Price or Discount Rate quoted in a Discount Offer will apply only to the Confirmed Invoices to which it refers and, if and when it has been accepted by You pursuant to Clause 2(a)(i), is treated as fixed on and as from the date of such acceptance.

(d) Any changes to the Notice Period, to the Funding Period, to the provisions of Clause 2 or to our policy in relation to Transaction Charges (as set out in Clause 4(a)) may only be made with Your prior agreement.

(e) Any special terms or conditions attached to the Facility not set out in this Agreement shall be agreed between You and Us and set out in a side letter issued by Us to You prior to the Start Date, which shall be deemed to be incorporated in, and form part of, this Agreement.

(f) You confirm that You have read and understood this Agreement and have had the opportunity to take independent legal advice on Your and Our respective rights and obligations.

12. DATA PROTECTION

(a) To provide the Facility, We need to have access to and to use and/or disclose data relating to individuals associated with your business. The terms upon which We will use Personal Data are set out in this Clause 12.

(b) You agree that any and all information You supply to Us or that We may otherwise acquire relating to any individual associated with Your business (including but not

limited to a sole trader, director, shareholder, partner, member, employee, guarantor and/or indemnifier) may be used by Us for the purposes of:

(i) deciding whether to enter into this Agreement with You;

(ii) performance of this Agreement and/or any other ancillary or related agreements;

(iii) exercising our right and/or obligations under this Agreement and/or any other ancillary or related agreements; and or

(iv) preventing fraud and/or money laundering;

and may be disclosed to and/or used by any member of the Bank Group and/or any credit reference agencies and fraud prevention and/or prosecution agencies.

(c) Where You provide Personal Data to Us about any individual who is not a party to the Agreement, You warrant and undertake that the individuals concerned have explicitly agreed to the use and disclosure of such Personal Data (which may include Sensitive Personal Data) in accordance with the terms of this Clause 12.

(d) You warrant that You are registered under the DP Act as a data controller and that Your registration covers the processing of Personal Data in accordance with this Agreement.

(e) You warrant that You shall process any Personal Data of which We are a data controller (as defined under the DP Act) in accordance with any and all data protection legislation in force form time to time. In processing such Personal Data, You shall act only upon instructions given to You by Us, unless otherwise required by law and/or by the data subject where appropriate.

(f) You warrant to take appropriate technical and organisation security measures in order to safeguard the Personal Data being processed in accordance with this Agreement, from accidental loss or destruction and from any unlawful forms of processing. You shall notify Us immediately of any breaches of security in relation to such Personal Data immediately upon becoming aware of such breaches. We shall be entitled to carry out and/or engage a third party to carry out on our behalf, an audit of Your premises to check Your compliance with this Clause 12.

(g) We shall be entitled to transfer any Personal Data processed in accordance with this Agreement outside the EEA. You warrant and undertake that You have obtained any necessary consents from relevant individuals for such transfer.

13. NOTICES

(a) Any notice given by Us to You to terminate this Agreement shall be in writing and sent by post or by courier. Any other notice from Us to You may be given by post, courier, telephone, facsimile or e-mail. Any notice served by post shall be addressed to You at either your address first stated in this Agreement, your registered office for the time being (if different from the above) or the address last known to Us at which You carried on business.

(b) Notices and other communications sent or given by Us shall be treated as served:

(i) if delivered by courier: at the time of delivery;

(ii) if posted: 48 hours after posting or upon receipt (whichever is earlier);

(iii) if sent or given by telephone, facsimile or e-mail at the time of the conversation or transmission (unless the sender knows or ought reasonably to have been aware of a transmission failure).

If the effect of this Clause is that a notice or other communication is treated as served on a day which is not a Working Day it shall be treated as served at the opening of business on the next Working Day.

(c) Any notice given by You to Us, including notice to terminate this Agreement, must be in writing and sent by special delivery post to Us at our registered office or such other address as We advise to You in writing for this purpose and will only take effect when it is received by Us.

14. JURISDICTION AND GENERAL

(a) We may novate or assign any of our obligations, rights, benefits and remedies under this Agreement or sub-contract or delegate our obligations or duties. You will not assign any of Your rights nor delegate any of Your duties under this Agreement.

(b) No delay or omission by Us in exercising any of our rights or remedies shall impair or operate as a waiver of them. No waiver by Us of any breach of Your obligations to Us shall constitute a waiver of any other breach. No single, partial or defective exercise by Us of any right shall preclude our further exercise of our rights. Our rights are cumulative and not exclusive of any rights provided at law or in equity.

(c) The terms of this Agreement are agreed by Us and by You to be reasonable. However, if any provision is valid only if some other provision or a part of it is deleted, then such other part or provision shall be treated as deleted.

(d) Except where specifically provided, this Agreement may only be enforced by the parties to it and the parties may rescind or vary it without the consent of any other person.

(e) This Agreement may be entered into in any number of counterparts, each of which when executed and delivered may be treated as an original.

(f) This Agreement shall be governed by and construed in accordance with English Law. You accept the jurisdiction of the English Courts to hear and determine any proceedings arising out of this Agreement. However, You agree that We may bring proceedings in the Courts of any other jurisdiction.

15. DEFINITIONS AND INTERPRETATION

15.1 Definitions

In this Agreement, the following words have the meaning set out opposite them below:

"Approved Currency"	Sterling or any other currency which We may approve from time to time but excluding any currency which We notify You is to be removed from this definition.
"BACS"	the bankers automated clearing system.

"Bank" Lloyds TSB Bank Plc.

"Bank Group" the Bank and all its subsidiaries (including Us) from time to time.

"Buyer" the person or persons referred to in Clause 1 (*Introduction*).

"Confirmed Invoice" all or part of any Invoice which We post on the Website and **"Confirmed"** and **"Confirmation"** shall be construed accordingly.

"Contract of Sale" a contract in any form (including a purchase order) for the sale of goods to the Buyer under which an Invoice arises.

"Delivered" means:

(a) physical delivery to (or to the order of) the Buyer; and

(b) the Buyer assuming the risk in the Goods; and

(c) in all other respects, performance of the Contract of Sale;

to the satisfaction of the Buyer.

"Discount Confirmation" each and any confirmation of the terms of Discount applicable to Invoices, which are Discounted pursuant to Clause 2(a)(ii).

"Discount Offer" each and any notice offer constituting Our offer to Discount a Confirmed Invoice as referred to Clause 2(a)(i).

"Discount Rate" such per annum rate of Discount as is specified by Us in the relevant Discount Offer or side letter referred to in Clause 11(e).

"Discounted Invoice" any Confirmed Invoice which We agree to Discount prior to its Maturity Date and **"Discounted"** and **"Discount"** shall be construed accordingly.

"Domestic Invoice" an Invoice, payable in Sterling, arising from a Contract of Sale governed by English law and performed in the UK, which is addressed to the Buyer at a location in the UK.

"DP Act" the Data Protection Act 1998.

"EEA" European Economic Area.

"Facility" the receivables purchase facility provided on the terms of this Agreement.

"Funding Period" means for a Confirmed Invoice purchased pursuant to:

(a) Clause 2(a)(i), the period beginning on the date on which You accept a Discount Offer and ending on the Maturity Date for the relevant Confirmed Invoice; or

(b) Clause 2(a)(ii), the period beginning on the date on which the Confirmed Invoice is posted on the Website and ending on the Maturity Date for the relevant Confirmed Invoice.

"Goods" any goods the subject of a Contract of Sale.

"Insolvency" means in relation to the Supplier, the following events:

(a) the issue of a petition to wind it up or place it in administration; the passing of a resolution to wind it up; the appointment of a provisional liquidator or administrative receiver or administrator or judicial factor to all or any part of its undertaking, assets or property; the giving of notice by any person of an intention to appoint an administrator; the taking of any steps towards or the coming into force of a moratorium under the Insolvency Act 2000; its members or directors resolving to effect any of the above;

(b) the holder of any Security Interest taking possession of or appointing a receiver to any assets; suffering distress, attachment, seizure, execution, sequestration or other legal process upon any assets; being subject to an injunction preventing or restricting dealings with its income or assets; or

(c) giving notice of the intended suspension of payment of debts; the making of a proposal for a voluntary arrangement under the Insolvency Act 1986; commencing negotiations with one or more creditors for the general readjustment or rescheduling of all or part of its indebtedness; making a general assignment for the benefit of, or composition with, its creditors; ceasing or threatening to cease to carry on business; allowing any judgment, order or award of any court or tribunal for payment of money to remain unsatisfied for 7 days or more; or being insolvent within the terms of section 123 Insolvency Act 1986 or, in our reasonable opinion, being capable of being deemed unable to pay its debts as they fall due,

and **"Insolvent"** shall be construed accordingly.

"Invoice"	any present or future obligation of the Buyer to make payment (including in respect of any tax or duty) under a Contract of Sale and, where the context permits, includes part of an Invoice.
"Maturity Date"	the date on which an Invoice is due to be paid by the Buyer pursuant to the terms of such Invoice or the relevant Contract of Sale (being three Working Days after the date such payment initially falls due under such Invoice or Contract of Sale).
"Notification"	Notification to Us by the Buyer of the existence and amount of Invoices in respect of Goods that have been Delivered.
"Notified Value"	the full face value (as stated in the Notification) of each Invoice (including VAT thereon and any other applicable tax or duty) and before any trade discount for prompt payment or otherwise.
"Personal Data"	for the purpose of Clause 12, data relating to individuals associated with Your business.
"Purchase Price"	the amount payable by Us for each Confirmed Invoice, with or without the Discount (as the case may be).
"Security Interest"	any mortgage, charge, pledge, trust, assignment by way of security, hypothecation, lien, or any other arrangement for the purpose of or having a similar effect to creating security or any title retention rights.
"Sensitive Personal Data"	sensitive personal data relating to a living individual as defined under the DP Act.
"Start Date"	the date of this Agreement.
"Sterling"	the lawful currency of the United Kingdom at any time.
"Termination Event"	any of the events set out in Clause 8(a).
"Transaction Charges"	means any applicable CHAPS charges and any other additional charges reasonably applied by Us.
"VAT"	value added tax including any similar tax that may be imposed in place thereof from time to time.
"Website"	www.ltsbsupplierfinance.com/apar/Login referred to as APAR
"Working Day"	a day (not being a Saturday or Sunday) when the Bank is open for all normal business in England and Wales.

15.2 Interpretation

In this Agreement:

(i) the headings are for convenience only and shall be ignored in its interpretation;

(ii) unless otherwise specified any reference to a **"Clause"** is to a clause of this Agreement;

(iii) references to the **"Agreement"** are to this Agreement as varied, replaced or supplemented from time to time;

(iv) any reference to a **"person"** is to any individual, firm, company, corporation or partnership;

(v) any reference to an Act of Parliament or any subordinate or other legislation shall be construed as a reference to that legislation as subsequently amended or re-enacted and shall include all subordinate legislation deriving authority from any Act; and

(vi) any reference to **"We"** or **"Us"** includes our transferees and assignees.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE

Website User Terms and Conditions

These terms and conditions ("Website User Terms and Conditions") govern a user's use of the Website in connection with the Programme or Facility. By using the Website You agree to be bound by these Website User Terms and Conditions. If You do not agree with any part of these Website User Terms and Conditions, You may not access or use the Website. If You have any questions please contact our Customer Services team on 0845 6031032.

1. **INTERPRETATION**

In these Website User Terms and Conditions:

"Permitted Purpose" means the operation of the Programme or Facility;

"Security Device" means a unique password, an identification login and any other security device provided by LTSBCF to You from time to time for the purposes of allowing access to the Website.

2. **LICENCE**

2.1 LTSBCF grants a non-exclusive, non-transferable licence to You to access and use the Website for the Permitted Purpose.

2.2 LTSBCF may notify You from time to time, through a notice being posted on the Website, of any changes or additions or both to these Website User Terms and Conditions. Any such changes or addition will be effective immediately upon posting.

2.3 LTSBCF shall provide You with Security Devices and notify You of any security procedures or directions which are relevant to the Security Devices or to Your access and use of the Website.

2.4 LTSBCF reserves the right to change or make any change to any Security Device from time to time and You shall promptly implement all such changes required by LTSBCF.

2.5 You shall comply with all security procedures and directions notified to You by LTSBCF. You shall be responsible for preserving the confidentiality of the Security Devices and shall effect and maintain such security measures as are reasonably necessary to safeguard the Security Devices from access or use by any unauthorised person, including, without limitation, ensuring that You keep Your Security Devices confidential. If You know or have reasonable grounds to suspect that any unauthorised person has obtained a Security Device or has had unauthorised access to the Website, You shall promptly notify LTSBCF.

2.6 LTSBCF reserves the right at any time, in its sole discretion, to temporarily or permanently suspend or restrict Your access to the Website if, in LTSBCF's opinion, You have failed to comply with the security procedures and directions notified to You by LTSBCF.

2.7 You acknowledge that any Security Device may expire and be disabled by LTSBCF if it is not used by You to access the Website within a period of time determined by LTSBCF.

3. WARRANTY

3.1 LTSBCF endeavours to ensure that all information on the Website is up to date. However, neither LTSBCF nor its licensors warrant the error free of continuous performance of the Website and shall not be liable for lost data or for lost opportunity or for any other loss, liability or expense whatsoever resulting from the use of the Website suffered by You or any other third party. Without limiting the foregoing, neither LTSBCF nor any of its licensors shall be liable under these terms for the content or data access through the Website or for financial decisions made on the basis of such data.

3.2 Neither LTSBCF nor any of its licensors shall be responsible or liable for:

(A) any error by You in inputting any information on the Website; or

(B) any error or failure of the Website due to any cause outside the direct control of LTSBCF or its licensors.

3.3 To the extent permitted by law, LTSBCF licensors shall not be liable to You for any loss or damage suffered or incurred by You in Your use of the Website or the operation of the Facility.

4. YOUR OBLIGATIONS

You shall not:

(a) introduce any virus or engage in illegal or unlawful activities through the Website which shall include, without limitation, gaining unauthorised access or other computer systems and the transfer, via the Website, of fraudulent, defamatory, infringing, obscene or indecent material:

(b) obtain or attempt to obtain access, through whatever means, to areas of the Website which are identified as restricted or confidential:

(c) otherwise interfere with or disrupt any network or website, which may be connected to the Website.

5. TERMINATION

These terms shall automatically terminate upon the termination of the Agreement.

SIGNATURE

Signed for and on behalf of Lloyds TSB Commercial Finance Limited

By ....

Duly authorised signatory

Signed for and on behalf of the Supplier (by one authorised signatory)

PORTA SYSTEMS LTD

By .... X Please sign

Duly authorised signatory